EXHIBIT 21.1

Subsidiaries of Karbon-X Corp.:

Karbon-X Project, Inc.

Karbon-X Trading Limited

Karbon-X USA Corp.

Karbon-X Bahamas Ltd

Allcot Limited

Allcot X Colombia S.A.S

Allcot Senegal Suarl

Allcot Soluciones España S.L